Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related prospectus of Ventas, Inc., Ventas Realty, Limited Partnership, Ventas Capital Corporation and Ventas LP Realty, L.L.C., Ventas Healthcare Properties, Inc., and Ventas TRS, LLC for the registration of guarantees of debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation by Ventas Healthcare Properties, Inc. and Ventas TRS, LLC and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 5 as to which the date is June 30, 2003, with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc. included in its Current Report on Form 8-K dated August 13, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 2, 2003